SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                          Commission File Number 1-6176

                                   AUGAT INC.
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             (Exact name of registrant as specified in its charter)

           89 Forbes Boulevard, P.O. Box 448, Mansfield, Massachusetts
                                 (508) 543-4300
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  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                          Common Stock, par value $0.10
                Common Stock and Promissory Note Purchase Rights
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            (Title of each class of securities covered by this Form)

                                      None
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         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4 (a)(1)(i)       [  ]        Rule 12h-3 (b)(1)(ii)      [  ]
Rule 12g-4 (a)(1)(ii)      [  ]        Rule 12h-3 (b)(2)(i)       [  ]
Rule 12g-4 (a)(2)(i)       [  ]        Rule 12h-3 (b)(2)(ii)      [  ]
Rule 12g-4 (a)(2)(ii)      [  ]        Rule 15d-6                 [  ]
Rule 12h-3 (b)(1)(i)       [X]

               Approximate number of holders of record as of the
                        certification or notice date: 1

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this certification/notice to be signed on its behalf by the undersigned hereunto duly authorized.



Dated:  December 11, 1996                       AUGAT INC.


                                             By:/s/ F. Gordon Bitter
                                                --------------------------------
                                                Name:  F. Gordon Bitter
                                                Title: Chief Financial Officer


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